CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our Firm in the Registration Statement on Form N-1A of the Northern Lights Fund Trust II regarding the Prospectus and Statement of Additional Information of Elevation U.S. Small Cap Value Fund, Elevation U.S. Large Cap Value Fund and Elevation U.S. Large Cap Growth Fund, each a series of Northern Lights Fund Trust II.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

November 22, 2017